                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT



      This Agreement, by and between DANIEL KISNER, M.D. ("Employee") and Caliper Technologies Corp. (the "Company"), is made as of January 18, 1999.

      In consideration of the mutual covenants contained in this Agreement, and in consideration of the employment of Employee by the Company, the parties agree as follows:

1.    Duties and Scope of Employment

      (a) Position. The Company agrees to employ Employee under the terms of this Agreement in the position of President and Chief Executive Officer beginning on February 28, 1999 (the "Start Date"). As President and Chief Executive Officer, Employee shall be the principal executive officer of the Company, shall have full responsibility for managing the Company, and shall report directly to the Board of Directors of the Company.

      (b) Obligations. Employee shall devote his efforts full time to the Company, and shall not engage in any outside activities that interfere or conflict with Employee's responsibilities to the Company or are inconsistent with the Company's policies as established by the Board of Directors from time to time. Notwithstanding the foregoing, nothing shall preclude Employee from serving with prior notice to and approval of the Board, on the boards of directors of a reasonable number of other corporations.

      (c) Director. Upon joining the Company, Employee shall become a member of the Company's Board of Directors. As long as Employee serves as Chief Executive Officer, Employee shall be nominated to serve on the Board of Directors in connection with any meeting to elect the same. Employee agrees to submit immediately his resignation as a director if Employee ceases to be President and Chief Executive Officer.

2.    Compensation

      (a) Base Salary. Beginning on the Start Date, Employee shall be paid a base salary of $350,000 per year, payable semi-monthly in accordance with the Company's payroll policies and subject to standard payroll deductions and withholdings. The Board of Directors shall review Employee's performance and the Company's financial and operating results on at least an annual basis, and may increase Employee's base salary as in its reasonable discretion deems appropriate based on such review.

      (b) Annual Bonuses. Within the first 60 days following the Start Date, the Board and Employee shall prepare and agree on a reasonable bonus plan setting forth reasonable performance goals in various areas, such as delivering research contracts, defining company strategy and goals, preparing annual budgets,


                                       1.

            developing strategic relationships and developing products, to be achieved in calendar year 1999. The intent of the bonus plan is that Employee's complete achievement of such goals shall result in a bonus equaling 50% of Employee's Base Salary.

            During the 1999 annual performance review (which shall occur on or before January 31, 2000), the Board shall determine the extent to which performance goals have been achieved and shall award Employee the appropriate bonus based on the bonus plan. If a bonus is awarded, the bonus shall be delivered to Employee within 60 days of the date that Employee is provided with his annual performance review.

            For each subsequent fiscal year the Company, Employee shall participate in any annual incentive plan or program of the Company at a level commensurate with his positions and responsibilities at the Company. Under such plans and programs, Employee shall have an on-plan target bonus opportunity each year of at least 50% of his then current annualized Base Salary, payable in that amount if the performance goals established for the relevant year are completely met. If such performance goals are not completely met, Employee shall receive a lesser amount (or nothing) as determined in accordance with applicable guidelines. Employee shall receive his annual bonus payment no later than other senior executives receive their annual bonus payments.

3.    Equity and Housing Loan Forgiveness

      (a) Employee will be granted an incentive stock option which shall be incentive stock options to the maximum extent permitted by law to purchase 1,000,000 shares of Common Stock of the Company at the fair market value of such shares on the Start Date. The fair market value of common shares on December 15, 1998 was $0.62. The shares subject to the option will vest over a five-year period vesting at a rate of 1/60th of the shares per month of employment, except as otherwise provided in Sections 3 and 8. The option will be granted pursuant to the Company's 1996 Stock Incentive Plan and the Company's standard form of stock option agreement except as such standard form of agreement is modified by the terms of this agreement. Such shares will represent approximately 3.3% of the approximately 30 million shares of Common and Preferred Stock outstanding.

      (b) If any Adjustments Upon Changes in Stock are made under Section 13 of the Company's 1996 Stock Incentive Plan, such adjustments shall apply to Employee as they do to all other employees of the Company except that the eighteen (18) month accelerated vesting mentioned in subsection 13(b) shall be replaced for Employee by twenty-four (24) months if a Change of Control is to be completed for a transaction price that is greater than $200 million and by thirty (30) months if a Change of Control is completed for a transaction price that is greater than $300 million. Such adjustments shall apply to the Stock Award granted in subsection 3(a) of this Employment Agreement and to any other Stock Awards granted to Employee. If the Change of Control occurs within twenty-four (24)


                                       2.

            months of the Start Date and either 18 months or 24 months or 30 months accelerated vesting is granted, then either 18 or 24 or 30 months, respectively, of the Housing Loan described in Section 4(f) will be forgiven at the rate of 1/60th of the housing loan per month. Such forgiveness shall not be grossed up for tax purposes.

4.    Employee Benefits- Closing Costs- Attorney Fees, Housing Loan

      (a) Employee shall be entitled to the full benefits for which Employee is eligible under the employee benefit plans and executive compensation programs maintained by the Company, including medical, dental, disability and life insurance benefits.

      (b) Employee shall be reimbursed for normal real estate commissions, closing costs and reasonable packing, shipping, storage, unpacking and insurance expenses in connection with selling his current residence and obtaining new permanent living quarters near the Company. Employee shall also be reimbursed for up to two points on a mortgage on the new permanent residence.

      (c) Employee shall be reimbursed for normal temporary housing costs incurred by the employee in connection with signing this Employment Agreement for up to six months.

      (d) Employee and his immediate family shall be reimbursed for normal travel and living expenses for two weekend trips to the Palo Alto area for the purpose of purchasing a new principal residence.

      (e) Employee shall be reimbursed for normal travel expenses for two weekend trips per month to the San Diego area from the Start Date to the earlier of August 31, 1999 or the moving of his family to the Palo Alto area.

      (f) Employee shall be entitled to a housing loan of up to $500,000 in connection with retaining living quarters near the Company. Such loan will be made to the Employee by the Company with a maximum term of six (6) years (with the due date for full repayment accelerated upon voluntary termination of employment to such date of termination) at an annual interest rate of 4.64%, compounded annually, (or such higher interest as shall be necessary to avoid imputed income to Employee under all applicable sections of the
            Code). Portions of such loan and interest due may be forgiven by the Board of Directors based upon annual Employee performance reviews each year. Any forgiveness granted will be grossed up for tax purposes by paying Employee an additional 75% of the amount of the debt forgiveness to assist with the payment of tax liability for such forgiveness. A minimum of 10% of the total loan will be forgiven each year if Employee is retained into the coming year. It is the intent, but not the obligation, of the Board to forgive this loan based upon good performance over five years.

      (g) Employee shall be entitled to a monthly mortgage assistance payment to support up to $500,000 of mortgage principal on a 30 year mortgage. Such payment shall


                                       3.

            be grossed up for tax purposes by paying Employee an additional 75% of the amount of the mortgage assistance payment to assist with the payment of tax liability for such mortgage assistance payment. Such grossed up payment shall start with the first month such payment is due and shall continue for twelve months at 100% of the payment, shall continue for the next twelve months at 80% of the payment, for the next twelve months at 60% of the payment, for the next twelve months at 40% of the payment and for the next twelve months at 20% of the payment, at which time such payments shall end. Such payments shall also end at the termination of Employee's employment at Caliper.

5.    Proprietary Information Agreement

      Employee agrees to sign and comply with the Company's Proprietary Information and Inventions Agreement.

6.    Employment at Will: Limitation of Remedies

      The Company and Employee acknowledge that Employee's employment is at will and can be terminated by either party at any time with or without cause. Except as provided in Section 9, if Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. This at-will relationship supersedes any previous written or oral statements by the parties and cannot be changed except in writing signed by Employee and duty authorized officer of the Company.

7.    Term of Employment

      (a) Voluntary Termination by Employee. Employee may terminate his employment voluntarily giving the Company 30 days' advance notice in writing. No compensation or payments will be paid or provided following the date when such a termination is effective. In lieu of continuing to employ Employee through the date when such a termination is effective, the Company shall have the option to terminate Employee's employment immediately upon receipt of such notice, provided that the Company shall be obligated to continue to pay Employee his base salary, benefits and vacation accruals through the date termination otherwise would have been effective had the Company not exercised such option. Termination by the Company pursuant to this Section 7(a) shall not be deemed to be termination without Cause.

      (b) Termination by the Company. The Company may terminate Employee's employment at any time, for any reason or for no reason.

            (i) Termination for Cause. If the Company terminates Employee's employment for Cause, no compensation or payments will be provided to Employee following the date when such a termination of employment is effective. Any remaining housing loan shall be converted to a five year note at prime plus 1.0%, compounded annually, and the first payment shall begin one year from the termination date.


                                       4.

            (ii) Termination Without Cause. If the Company terminates Employee's employment without Cause, the provisions of Section 8 and the Definitions of Section 9 shall apply. Any remaining housing loan shall be converted to a five year note at prime plus 1.0%, compounded annually, and the first payment shall begin one year from the termination date.

8. Payment Upon Termination Pursuant to Termination Without Cause and Constructive Termination

      (a) If Employee's employment is terminated without Cause, or voluntarily by Employee within three months following a Constructive Termination, Employee shall be entitled to receive the following:

            (i) Severance Payment. The Company shall continue to pay to Employee his then current salary for twelve months in monthly installments, and benefits, following the date when such a termination of employment is effective, provided that: (A) the Company's obligation to continue to pay such base salary shall cease as of the date Employee commences full-time employment with another business entity (and Employee agrees to provide notice of such employment within three business days of accepting such an offer); and (B) Employee executes a waiver and release of claims substantially in the form set forth in Exhibit A hereto.

            (ii) Acceleration of Stock Vesting. If such termination without Cause or voluntary termination following a Constructive Termination shall occur after the six month anniversary of the Start Date, all of the shares that would become vested within twelve months of such date of termination under the terms of the options described in Section 3 and any other options granted to Employee in the future will be deemed to have vested provided Employee executes a waiver and release of claims substantially in the form set forth in Exhibit A hereto.

      (b) If Employee's employment is terminated without Cause within thirteen months after a Change in Control, or is voluntarily terminated by Employee following a Constructive Termination within thirteen months after a Change of Control, Employee shall be entitled to receive the following:

            (i) Severance Payment. The Survivor shall continue to pay to Employee his then current salary for twelve months in monthly installments, and benefits, following the date when such a termination of employment is effective, provided that: (A) the Survivor's obligation to continue to pay such base salary shall cease as of the date Employee commences full-time employment with another business entity (and Employee agrees to provide notice of such employment within three business days of accepting such an offer); and (B) Employee executives a waiver and release of claims substantially in the form set forth in Exhibit A hereto.


                                       5.

            (ii) Acceleration of Stock Vesting and Housing Loan Forgiveness after a Change of Control if the Survivor assumes the Stock Awards or substitutes similar Stock Awards. If such termination without Cause or voluntary termination following a Constructive Termination shall occur, all of the shares that would become vested within twenty-four (24) months (thirty
                  (30) months if a Change of Control is completed for a transaction price that is greater than $300 million) of the Termination Date under the terms of the options described in
                  Section 3 and any other options granted to Employee in the future, will be deemed to have vested. If the Change of Control occurs within twenty-four (24) months of the Start Date and either 24 months or 30 months accelerated vesting is granted then either 24 or 30 months, respectively, of the Housing Loan described in Section 4(f) will be forgiven at the rate of 1/60th of the housing loan per month provided Employee executes a waiver and release of claims substantially in the form set forth in Exhibit A hereto. Such forgiveness shall not be grossed up for tax purposes.

9.    Parachute Payment

      Anything in this Agreement to the contrary nonwithstanding, if the aggregate of the amounts due Employee under this Agreement and any other plan, program, or arrangement of the Company or its Affiliates constitutes a "Parachute Payment" as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), and the amount of the Parachute Payment, reduced by all Federal, state and local taxes applicable to such payments which are considered to be contingent on a Change in Control, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Employee would receive, after taxes, if he were paid only a dollar amount equal to three times his Base Amount as defined in Section 280G(b)(3) of the Code less $1.00, then the payments made to Employee under this Agreement which are contingent on a Change of Control shall be reduced to an amount which, when added to the aggregate of all other payments to Employee which are contingent on a Change of Control, will make the total fair market value of such payments equal to three times his Base Amount less $1.00, all as determined under
      Section 280G of the Code.

10.   Definition

      As used in this Agreement, the following definitions shall apply

      (a) "Cause" shall mean the occurrence of any of the following: (i) Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the company, unless Employee believed in good faith that such conduct was in, or not opposed to, the best interests of the Company; (ii) any unjustified refusal to follow reasonable directives duly adopted by the Board; or (iii) conviction of a felony crime involving moral turpitude. Written notice shall be provided and Employee shall have a 30-day period to correct.


                                       6.

      (b) "Change in Control" shall mean (i) any merger or consolidation of the Company with, or any sale of all or substantially all of the Company's assets to any other unaffiliated corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company's voting securities prior thereto hold at least 50 percent of the total voting power in the surviving or successor corporation or entity, or (ii) the acquisition by any Person (other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company) as Beneficial Owner (as such terms are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder), directly or indirectly, of securities of the Company representing 50 percent or more of the total voting power represented by the Company's then outstanding voting securities. For purposes of this section 10(b), the term "affiliate" shall mean any person which controls the Company, which is controlled by the Company, or which is under common control with the Company within the meaning of Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended. Notwithstanding any provision in this agreement to the contrary, the term "affiliate" shall not include the Hewlett-Packard Company or Dow Corning Corporation or any subsidiary of either company.

      (c) "Constructive Termination" shall mean either (i) a substantial reduction in Employee's duties, responsibilities or position or (ii) any substantial downward change in Employee's compensation or benefits, except for compensation and benefit changes which are consistent with downward changes for all Company executives.

11.   Other Agreements

      Employees represents and warrants the Employee's performance of his duties for the Company will not violate any agreements, obligations or understandings that he may have with any third party or prior employer. Employee agrees not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of Employee's former employers. Employee also represents that he is not in authorized possession of any materials containing a third party's confidential and proprietary information. During Employee's employment with the Company, Employee may make use of information general known and used by persons with training and experience comparable to Employee's own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

12.   Governing Law

      This Agreement shall be governed by the laws of the State of California as applied to agreements and entered into by California residents and to be performed entirely within the State of California.

13.   Expiration of Offer


                                       7.

      This offer of employment expires at midnight on January 31, 1999.

14.   Entire Agreement

      This Agreement constitutes the complete, final exclusive embodiment of the entire agreement between Employee and the Company with respect to the terms and conditions of Employee's employment. Employee represents and warrants that he is entering into this Agreement voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by Employee and duly authorized officer of the Company.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                          CALIPER TECHNOLOGIES CORP.



                                          /s/  DAVID MILLIGAN
                                          --------------------------------------
                                          DAVID MILLIGAN
                                          CHAIRMAN

/s/  DANIEL KISNER, M.D.
----------------------------------
DANIEL KISNER, M.D.


                                       8.

                        EMPLOYMENT AGREEMENT AND RELEASE

                                    Exhibit A

      Except as otherwise set forth in this Employee Agreement and Release (the "Agreement") and Section 9 of that certain Employment Agreement, dated as of January 1, 1999 between the undersigned and Caliper Technologies Corp. (the "Company"), I hereby release, acquit and forever discharge the company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions stock, stock options, or any other ownership interests in the company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal civil rights Act of 1964, as amended; the federal Americans with Disabilities ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenants of good faith and fair dealing.

      I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that; (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period had expired, which shall be the eighth day after this Agreement is executed by me.

      In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Date:  January 18, 1999                   By:  /s/  DANIEL KISNER, M.D.
                                              -------------------------------
                                                DAN KISNER, M.D.


                                       9.